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                                                                   Exhibit 3.10c

                         CENTRE BUSINESS PRODUCTS, INC.


                    AMENDMENT TO BYLAWS, DATED MARCH 8, 2000

     RESOLVED, that the following Amendment to the Bylaws hereby is authorized and approved:

     Paragraph 1 of Article VIII of the Bylaws shall be amended by replacing the last sentence of such Paragraph 1 with the following: "They shall bear the corporate seal and shall be signed by (i) the President or any Vice President and (ii) the Secretary or any Assistant Secretary."


                    AMENDMENT TO BYLAWS, DATED JUNE 20, 2003

     RESOLVED, the second sentence of Article V, Section 4 of the Bylaws of the Corporation is hereby amended and restated as follows:

     He, any Vice President or any other officer designated by the Board of Directors shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation

     RESOLVED FURTHER, Article XI, Section 1 of the Bylaws of the Corporation are hereby amended to add the following provision at the end of such section:

     ; or by the vote of a majority of directors, at any regular or special meeting of the Board of Directors (or by written consent), duly convened at which a quorum is present.